    As filed with the Securities and Exchange Commission on October 13, 1998

                                                      Registration No. 333-58297
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                  PHYCOR, INC.

             (Exact Name of Registrant as Specified in its Charter)

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
           TENNESSEE                         8099                   62-1344801
(State or Other Jurisdiction of  (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)  Identification Number)
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                        30 BURTON HILLS BLVD., SUITE 400
                           NASHVILLE, TENNESSEE 37215
                                 (615) 665-9066

               (Address, Including Zip Code, and Telephone Number
        Including Area Code, of Registrant's Principal Executive Offices)

                                 JOSEPH C. HUTTS
                             CHAIRMAN OF THE BOARD,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PHYCOR, INC.
                      30 BURTON HILLS BOULEVARD, SUITE 400
                           NASHVILLE, TENNESSEE 37215
                                 (615) 665-9066

            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)
                              --------------------

                                   COPIES TO:
           J. CHASE COLE, ESQ.                       SCOTT L. GELBAND, ESQ.
     WALLER LANSDEN DORTCH & DAVIS,                     PERKINS COIE LLP
A PROFESSIONAL LIMITED LIABILITY COMPANY                1201 THIRD AVENUE
          NASHVILLE CITY CENTER                            40TH FLOOR
      511 UNION STREET, SUITE 2100               SEATTLE, WASHINGTON  98101-3099
       NASHVILLE, TENNESSEE 37219                         (206) 583-8888
            (615) 244-6380
                              --------------------

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-45017
                                                  ---------

         THIS POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933.
================================================================================

                         DEREGISTRATION OF COMMON STOCK

         This Post-Effective Amendment is being filed by PhyCor, Inc. (the "Company") for the purpose of deregistering 176 shares of Common Stock, no par value per share, of the Company registered pursuant to this Registration Statement on Form S-4 which became effective on July 1, 1998 and is being filed in accordance with the undertaking of the Company contained in Part II of the Registration Statement. The shares being deregistered were not issued in the transaction covered by the Registration Statement because of the payment of cash in lieu of fractional shares.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on October 12, 1998.


                                        PHYCOR, INC.


                                        By: /s/ Joseph C. Hutts
                                           -------------------------------------
                                                     Joseph C. Hutts
                                           Chairman of the Board, President and
                                                  Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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

NAME                                             TITLE                            DATE
----                                             -----                            ----
 /s/ Joseph C. Hutts             Chairman of the Board, President, Chief     October 12, 1998
-------------------------------  Executive Officer (Principal Executive
Joseph C. Hutts                          Officer) and Director


 /s/ John K. Crawford              Chief Financial Officer (Principal        October 12, 1998
-------------------------------    Financial and Accounting Officer)
John K. Crawford

-------------------------------                 Director                     October __, 1998
Ronald B. Ashworth

           *                                    Director                     October 12, 1998
-------------------------------
Sam A. Brooks, Jr.

           *                       Executive Vice President, Operations      October 12, 1998
-------------------------------               and Director
Thompson S. Dent

           *                                    Director                     October 12, 1998
-------------------------------
Winfield Dunn

                                                Director                     October __, 1998
-------------------------------
C. Sage Givens

           *                                    Director                     October 12, 1998
-------------------------------
Joseph A. Hill, M.D.

           *                                    Director                     October 12, 1998
-------------------------------
Kay Coles James

           *                                    Director                     October 12, 1998
--------------------------------
James A. Moncrief, M.D.

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

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

           *                       Executive Vice President, Development     October 12, 1998
--------------------------------              and  Director
Derril W. Reeves

           *                       Executive Vice President, Corporate       October 12, 1998
---------------------------------         Services and Director
Richard D. Wright


*By: /s/ Joseph C. Hutts
    --------------------------------------
      Joseph C. Hutts, as Attorney-in-Fact

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